INDEPENDENT AUDITOR'S CONSENT

I do hereby consent to the use of my report dated May 3, 2004 on the financial statements of Silver Bow Antique Aviation included in and made part of the registration statement of Silver Bow Antique Aviation dated May 23, 2004.

May 23, 2004

/s/ David M. Winings
     Certified Public Accountant